Exhibit A

JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned, each referred to herein as a “Joint Filer”, agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereof) with respect to the beneficial ownership of certain shares of Common Stock of Alexza Pharmaceuticals, Inc. and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

March 28, 2016

TEVA PHARMACEUTICALS USA, INC.

By:	/s/ Deborah A. Griffin
Name: Deborah A. Griffin Title: SVP & Chief Accounting Officer
TEVA PHARMACEUTICAL INDUSTRIES LIMITED

By:	/s/ Eyal Desheh _________________________________
Name: Eyal Desheh Title: Group Executive Vice President and Chief Financial Officer